Exhibit 99.1

Gopher Protocol Develops and Files Patent for SOS - Emergency Communication

Gopher Protocol Inc. September 28, 2015 GlobeNewswire

PERRIS, Calif., Sept. 28, 2015 (GLOBE NEWSWIRE) -- Gopher Protocol Inc. (GOPH) ("Gopher") today announced that it has developed new technology and filed a patent for SOS real time emergency communications. The patent covers system and software applications for emergency communication, beacon, location identification and tracking on mobile devices, in real time. The system records the human fingerprint and eye-print via software app, for identification purposes, by enabling GPS based emergency communication and a location-tracking feature simply by providing an SOS button. Once activated via application software the system transmits an emergency signal every designated time period, identifying the mobile device's location. The system transmits the user's medical information to a remote center for professional assessment. The system includes an integrated circuit unit that works in conjunction with a mobile software application. The system enforces strict power management control in order to prolong battery life upon entering SOS mode. In addition the system includes an independent, proprietary sub system that kicks in when battery power is exhausted, in order to extend the distress call transmission for additional few more days. The system communicates directly with satellite and works in areas that are out of cellular/wireless range.

The proprietary microchip directly communicates via satellite with all other proprietary microchips within mobile devices, worldwide, in order to provide the emergency communication, location identification and tracking feature.

This new patent is a derivative of the GopherInsight(TM) platform, which is a new, integrated circuit technology developed by Gopher. GopherInsight(TM) is the heart of a new concept mobile system targeted to learn and adapt to each consumer's shopping habits.

About Gopher Protocol Inc.

Gopher Protocol Inc. ("Gopher") is a heuristic-based technology platform that connects consumers with the products and services they need through a novel way of master scheduling deliverables according to demand at the customer's location based on a smartphone application, the internet or by phone call. Gopher is presently developing mobile applications including The Magic Leaf, The Corporate Courier, Taximania and RoadFriend that are part of the GopherExpress platform -- http://hermesroll.com/ which content has been shifted into the Gopher branding under http://gopherex.com/ and gopherex.net as well as gas delivery via Neft -http://neftapp.com/

Contact:

Dr. Dan Rittman, CTO

Gopher Protocol Inc.

888-685-7336